FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB ANNOUNCES Q3 2009 QUARTERLY DIVIDEND;
ALSO DECLARES SPECIAL CASH DIVIDEND

AMSTERDAM (13 July 2009) - The Board of Supervisory Directors of Core Laboratories N.V. (NYSE: "CLB") has announced a quarterly cash dividend for the third quarter of 2009 equal to $0.10 per share of common stock. On an annualized basis, the quarterly cash dividend would equal a payout of $0.40 per share of common stock. The quarterly cash dividend will be payable on 24 August 2009 to shareholders of record on 24 July 2009. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Core's Board of Supervisory Directors also has declared a special cash dividend of $0.75 per share of common stock payable on 24 August 2009 to shareholders of record on 24 July 2009. Dutch withholding tax will be deducted from the special dividend at a rate of 15%.

Any determination to declare a future quarterly or special cash dividend, as well as the amount of any such cash dividend which may be declared, will be based on the Company's financial position, earnings, earnings outlook, capital expenditure plans, ongoing share repurchases, potential acquisition opportunities, and other relevant factors at the time.

To further enhance the Company's dividend program, the Company is initiating a dividend reinvestment option and a dividend direct deposit option. The Company's transfer agent, American Stock Transfer, will implement these two new benefits; shareholders should contact American Stock Transfer at info@amstock.com to participate in the programs.

At Core's Special Shareholder Meeting, held on 29 January 2009, the Company received shareholder authorization to repurchase up to 25.6% of its issued shares through 29 July 2010. With the authorization, Core could repurchase up to a total of approximately six million shares through July 2010. The Company believes its ability to combine quarterly and special dividends with additional share repurchases provides greater opportunity for the Company to maximize shareholder value.

The Company has scheduled a conference call to discuss Core's second quarter 2009 earnings. The call will begin at 7:30 a.m. CDT on Thursday, 23 July 2009. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2008 Form 10-K filed on 20 February 2009, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

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